Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen New Jersey Dividend Advantage
Municipal Fund 2
811-10551

The annual meeting of shareholders was held in the offices of Nuveen Investments on November 14, 2012; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental
Investment Policies and the approval of a new Fundamental
Investment Policy. The meeting was subsequently adjourned to December 14, 2012, January 24, 2013and to
March 14, 2013.

Voting results were publicized in the N-CSR filing on July 8, 2013, accession number 0000891804-13-
000857 and are herein incorporated by reference.